Exhibit 8

List of Subsidiaries of Nexa Resources S.A.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Campos Novos Energia S.A.	Brazil

Compañía Minera Shalipayco S.A.C.	Peru

Compañía Magistral S.A.C.	Peru

Compañía Minera Doña Isabel Ltda.	Chile

Compañía Minera Gaico S.A.	Peru

Consórcio Capim Branco Energia	Brazil

Consórcio UHE Igarapava	Brazil

IncPac Holding Limited	British Virgin Islands

Inversiones Garza Azul S.A.C.	Peru

L.D.O.S.P.E. Empreendimentos e Participações Ltda.	Brazil

L.D.Q.S.P.E. Empreendimentos e Participações Ltda.	Brazil

L.D.R.S.P.E. Empreendimentos e Participações Ltda.	Brazil

Minera Bongará S.A.	Peru

Minera Cerro Colorado S.A.C.	Peru

Minera Chambará S.A.C.	Peru

Minera Pampa de Cobre S.A.C.	Peru

Mineração Dardanelos Ltda.	Brazil

Mineração Parnamirim Ltda.	Brazil

Mineração Santa Maria Ltda.	Brazil

Mineração Soledade Ltda.	Brazil

Nexa Resources Atacocha S.A.A.	Peru

Nexa Resources Cajamarquilla S.A.	Peru

Nexa Resources El Porvenir S.A.C.	Peru

Nexa Recursos Minerais S.A.	Brazil

Nexa Resources Peru S.A.A.	Peru

Nexa UK Limited	United Kingdom

Nexa US Inc.	United States

Otavi Mining Investments (Proprietary) Ltd.	Namibia

Otjitombo Mining (Proprietary) Ltd.	Namibia

Pollarix S.A.	Brazil

Rayrock Antofagasta S.A.C.	Peru

SMRL Ltda. Pepita 1	Peru

SMRL CMA nº 54	Peru

Votorantim Andina S.A.	Chile

Votorantim GMBH	Austria

Votorantim Investimento Latino Americano S.A.	Brazil

Votorantim Metals Canada Inc.	Canada

Votorantim Metals Namibia (Proprietary) Ltd.	Namibia